Exhibit 12


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
Statement Regarding Computation of Ratios

                                                                                                       Twelve Months   Twelve Months
                                                                                                      Ended December       Ended
                                                                               Nine Months Ended            31,         December 31,
                                    Years Ended March 31,                        December 31,

                       1994       1995     1996     1997        1998          1997          1998           1998             1998
                                                                (in                                                     (Pro Forma)
                                                               thousands)


Consolidated
pretax  income (loss)  $(1,281)    $2,179   $3,024   $1,603         $7,111       $8,276        $5,586           $4,421        $4,421

Interest...........      4,907     7,341    7,935    8,486          9,672        7,325         8,018           10,365        11,299

Net    amortization
of  debt   discount
and   premium   and
issuance expenses..        368       405      244      261            325          281           346              390           390

Interest    portion
of rental expense..        407       331      365      634          1,120          857           815            1,078         1,078
                       --------  -------  -------  -------        -------      -------       -------          -------       --------

Earnings...........    $ 4,401   $10,256  $11,568  $10,984        $18,228      $16,739       $14,765          $16,254       $17,188
                       ========  =======  =======  =======        =======      =======       =======          =======       ========

Interest...........    $ 4,907   $ 7,341  $ 7,935  $ 8,486        $ 9,672      $ 7,325       $ 8,018          $10,365       $11,299

Net    amortization
of  debt   discount
and   premium   and
issuance expense...        368       405      244      261            325          281           346              390           390

Interest    portion
of rental expense..        407       331      365      634          1,120          857           815            1,078         1,078
                       --------  -------  -------  -------        -------      -------       -------          -------       --------

Fixed Charges......     $5,682    $8,077   $8,544   $9,381        $11,117       $8,463        $9,179          $11,833       $12,767
                       ========  =======  =======  =======        =======      =======       =======          =======       ========

Ratio  of  earnings
to fixed charges...        N/A*      1.3      1.4      1.2            1.6          2.0           1.6              1.4           1.3
                           ---       ---      ---      ---            ---          ---           ---              ---           ---

*For 1994, earnings were inadequate to cover fixed charges by $1,281,000.

Note:  Pro Forma information is presented assuming the proceeds from the sale of the outstanding notes and new credit facility were received as of December 31, 1998.
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